Exhibit 99.1

ASGN Incorporated Reports First Quarter 2020 Results

CALABASAS, Calif.--(BUSINESS WIRE)-- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of IT and professional services in the technology, digital, creative, engineering, life sciences and government sectors, reported financial results for the quarter ended March 31, 2020.

First Quarter 2020 Highlights

•	Revenues were $990.5 million, up 7.2 percent over the first quarter of 2019 (up 6.0 percent on a same "Billable Days" and "Constant Currency" basis).

•	Net income was $43.8 million ($0.82 per diluted share), up from $34.9 million ($0.66 per diluted share) in the first quarter of 2019.

•	Adjusted Net Income (a non-GAAP measure) was $57.7 million ($1.08 per diluted share), up from $49.4 million ($0.93 per diluted share) in the first quarter of 2019.

•	Adjusted EBITDA (a non-GAAP measure) was $103.5 million (10.5 percent of revenues), up from $97.1 million (10.5 percent of revenues) in the first quarter of 2019.

•	Cash flows from operating activities were $64.1 million and free cash flow (a non-GAAP measure) was $48.8 million, or 4.9 percent of revenues.

•	Acquired Blackstone Federal on January 24, 2020, for $85 million in cash and it is now part of ASGN’s ECS government IT solutions and services segment.

•	Book-to-bill ratio (a non-GAAP measure) for ECS was 1.4 to 1 for the quarter.

•	Repurchased approximately 0.8 million shares of the Company's common stock for a total of $27.9 million, at an average price of $36.64 per share.

•	Senior secured debt leverage ratio (a non-GAAP measure) was 1.14 to 1 at March 31, 2020.

•	Availability of $213.1 million under $250.0 million Senior Secured Revolving Credit Facility at March 31, 2020 (subsequent to quarter end, all borrowings under the facility have been repaid).

Management Commentary

“ASGN had a very solid first quarter, with revenues and Adjusted EBITDA both within our guidance ranges,” said ASGN President and Chief Executive Officer, Ted Hanson. “Q1 2020 revenues of $990.5 million, were up 7.2 percent year-over-year, while Adjusted EBITDA of $103.5 million, increased 6.6 percent over the prior-year period. This growth was led by industry-leading performance in our ECS Segment, which again generated above-market revenue growth of 26.6 percent year-over-year, and our Apex Segment, where revenues increased 3.8 percent on very tough year-over-year comps. Through February, we continued to see growth across our business at or above our expectations for the two months. As we entered March, and the onset of the health crisis took hold, our businesses servicing commercial market accounts leveled off, and, in some cases, saw slight declines. Our Federal government business, on the other hand, continued to see solid growth.”

Mr. Hanson continued, “In the past eight weeks, we’ve seen the benefit of the hard work that has occurred over several years to evolve and strengthen ASGN’s business. We’ve become much more IT-centric; we’ve expanded our large-account portfolio; we’ve increased our high-end solutions capabilities; and we’ve gained significant exposure to the Federal government marketplace. Each of these strategic initiatives has positioned our company not only for stability in the current economic downturn, but also for strength in the future recovery of our economy. Our flexible cost structure, solid free cash flow generation, and relatively low leverage ratio provide further stability to our business. In the first quarter of 2020, we generated $48.8 million in free cash flow, up 33.9 percent year-over-year, and our senior secured leverage ratio totaled 1.14 times our trailing twelve months Adjusted EBITDA. While we do not know if we’ve yet hit the bottom of this downturn, ASGN is now in a better position to manage through an economic crisis than at any other time in our Company’s history. We remain very confident in our business model, and, over the coming weeks and months, we will continue to push forward as planned, evolving our business to be a foremost provider of IT consulting solutions and services to the commercial and government industries.”

First Quarter 2020 Financial Results

Revenues were $990.5 million, up 7.2 percent year-over-year (up 6.0 percent on a same "Billable Days" and "Constant Currency" basis). Revenues (excluding permanent placement) from the Apex and Oxford Segments totaled $744.0 million (75.1 percent of consolidated revenues), up 3.1 percent year-over-year. Permanent placement revenues were $33.8 million (3.4 percent of consolidated revenues), down from $34.1 million (3.7 percent of consolidated revenues) in the first quarter of 2019. Revenues from the ECS Segment totaled $212.7 million (21.5 percent of consolidated revenues), up 26.6 percent year-over-year driven by high growth in the segment's artificial intelligence and machine learning solutions, new contract awards and the contribution from Blackstone Federal, which was acquired on January 24th of this year.

Gross profit was $280.9 million, up $17.0 million year-over-year. Gross margin was 28.4 percent and at the high-end of Guidance Estimates for the quarter, but down from 28.6 percent reported in the first quarter of 2019. The slight compression in gross margin was mainly the result of a change in business mix resulting from the higher growth rate of the ECS Segment and a slight decline in permanent placement and conversion revenues.

Selling, general and administrative (“SG&A”) expenses were $197.9 million (20.0 percent of revenues), compared with $187.4 million (20.3 percent of revenues) in the first quarter of 2019. SG&A expenses for the quarter included acquisition, integration and strategic planning expenses of $2.5 million, up from $1.4 million in the first quarter of last year, which are not included in the Guidance Estimates. Excluding those expenses, SG&A expenses were approximately $1.3 million below the low end of the Guidance Estimates, primarily related to favorable variances in branch compensation expense and healthcare costs.

Amortization of intangible assets was $12.1 million, down from $13.8 million in the first quarter of 2019. The decrease was due to the accelerated amortization method of certain acquired intangibles, which have high amortization rates at the beginning of their useful lives.

Interest expense was $11.4 million, down from $14.5 million in the first quarter of 2019. Interest expense for the quarter was comprised of (i) $6.4 million in interest on the Company's 4.625 percent senior unsecured notes, (ii) $4.6 million in interest on the Company's Senior Secured Credit Facility and (iii) $0.4 million of amortization of deferred loan costs. Senior secured debt leverage ratio was 1.14 to 1 at March 31, 2020 and the Company had $213.1 million available borrowing capacity under its Senior Secured Revolving Credit Facility (since quarter end, all borrowings under the revolving credit facility have been repaid).

The effective tax rate for the quarter was 26.5 percent, compared with 27.1 percent in the Guidance Estimates. The favorable variance mainly related to the excess tax benefits on stock-based compensation, which are not included in the Guidance Estimates.

Net income was $43.8 million ($0.82 per diluted share), up from $34.9 million ($0.66 per diluted share) in the first quarter of 2019. Adjusted Net Income (a non-GAAP measure) was $57.7 million ($1.08 per diluted share), up from $49.4 million ($0.93 per diluted share) in the first quarter of 2019.

Adjusted EBITDA (a non-GAAP measure) was $103.5 million (10.5 percent of revenues), up from $97.1 million (10.5 percent of revenues) in the first quarter of 2019.

Cash flows from operating activities were $64.1 million and free cash flow (a non-GAAP measure) was $48.8 million. During the quarter the Company used $27.9 million to repurchase approximately 0.8 million shares of the Company's common stock.

Liquidity and Capital Resources

Cash flows from operating activities are the Company's primary source of liquidity and have been sufficient to fund our working capital and capital expenditure requirements. During the first quarter, the Company generated $64.1 million in cash flows from operating activities and $333.4 million for the twelve months ended March 31, 2020.

At quarter end, the Company had availability of $213.1 million under its $250.0 million Senior Secured Revolving Credit Facility (subsequent to quarter end, all borrowings under the revolving credit facility have been repaid). Borrowings under the Company’s $250.0 Senior Secured Revolving Credit Facility are limited to a maximum Senior Secured Debt leverage ratio (ratio of Senior Secured Debt to trailing 12 months Adjusted EBITDA) of 4.25 to 1.0 in 2020. At March 31, 2020, the Company's Senior Secured Leverage Ratio was 1.14 to 1.0.
At March 31, 2020, ASGN had:

•	Working Capital of $428.5 million (including cash on hand of $64.0 million)

•	Remaining availability of $213.1 million under its $250.0 million Senior Secured Revolving Facility

•	Outstanding Senior Secured Debt of $490.8 million (term B loan facility due 2025)

•	Senior unsecured notes totaling $550.0 million at 4.625 percent, due 2028

No principal payments are due on any of the Company’s borrowings until maturity.
Second Quarter Financial Guidance
Because of the significant uncertainty caused by the COVID-19 pandemic, ASGN will not provide financial guidance for the second quarter of 2020 and plans to resume providing forward guidance once the effect of this pandemic on its business becomes more predictable. Instead of the Company's typical financial guidance, ASGN has included illustrative financial sensitivity scenarios in its Earnings Release Supplemental Financial Materials that can be found in the Investor Relations section of its website.
Conference Call

ASGN will hold a conference call today at 5:00 p.m. ET to review its financial results for the first quarter. The dial-in number is 855-327-6837 (+1-631-891-4304 for callers outside the United States) and the conference ID number is 10009249. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials and the webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning April 30, 2020 at 8:00 p.m. ET until midnight on May 14, 2020. The access number for the replay is 844-512-2921 (+1-412-317-6671 for callers outside the United States) and the conference ID number is 10009249.

About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions. Our mission is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. For more information, visit us at asgn.com.
Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP") and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures.

EBITDA (earnings before interest, write-off of loan costs, taxes, depreciation and amortization of intangible assets) and Adjusted EBITDA (EBITDA plus stock-based compensation expense and, as applicable, acquisition, integration and strategic planning expenses, write-off of intangible assets and impairment charges) are used to determine a portion of the compensation for some of our executives and employees. Stock-based compensation expense is added to arrive at Adjusted EBITDA because it is a non-cash expense. Acquisition, integration and strategic planning expenses and impairment charges are added, as applicable, to arrive at Adjusted EBITDA as they are not indicative of the performance of our core business on an ongoing basis.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, write-off of loan costs, credit facility amendment expenses, write-off of intangible assets, impairment charges, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.

Constant currency information removes the effect of year-over-year changes in foreign currency exchange rates. Constant currency information is calculated using the foreign currency exchange rates from the same period in the prior year.

Billable Days are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. In order to remove the fluctuations caused by comparable periods having different billable days, revenues on a Same Billable Days basis are calculated by taking the current period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year.

The term Same Billable Days and Constant Currency basis means that the impact of year-over-year changes in foreign currency exchange rates has been removed from the Same Billable Days basis calculation.

Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities. The senior secured debt leverage ratio (ratio of senior secured debt to trailing 12 months Adjusted EBITDA) provides information about our compliance with loan covenants.

Reasons for Presentation of Supplemental Information

Operating metrics are intended to enhance the overall understanding of our business and our current financial performance. These operating metrics might not be calculated in the same manner as, and thus might not be comparable to, similarly titled metrics reported by other companies. Contract backlog for our ECS segment represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders. Book-to-bill ratio for our ECS segment is calculated as the sum of the change in total backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. In particular, we make no assurances that the proposed revenue scenarios outlined above will be achieved. Additional examples of forward-looking statements in this press release include, without limitation, statements regarding the expected impact of the COVID-19 global pandemic on our competitive position and demand for our services; our ability to attract, train and retain qualified staffing consultants, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 2, 2020. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

Contact:
Ed Pierce
Chief Financial Officer
(818) 878-7900

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019

Revenues	$990.5	$923.7	$1,025.2
Costs of services	709.6	659.8	735.7
Gross profit	280.9	263.9	289.5
Selling, general and administrative expenses	197.9	187.4	195.5
Amortization of intangible assets	12.1	13.8	12.3
Operating income	70.9	62.7	81.7
Interest expense	(11.4)	(14.5)	(11.7)
Write-off of loan cost	—	—	(18.9)
Income before income taxes	59.5	48.2	51.1
Provision for income taxes	15.7	13.3	11.8
Net income	$43.8	$34.9	$39.3

Per share income from continuing operations and net income:
Basic	$0.83	$0.66	$0.75
Diluted	$0.82	$0.66	$0.74

Number of shares and share equivalents used to calculate earnings per share:
Basic	52.8	52.6	52.8
Diluted	53.3	53.2	53.5

SEGMENT FINANCIAL INFORMATION (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(Dollars in millions)

	2020	2019	Change
Revenues:
Apex:
Assignment	$615.9	$592.2	4.0%
Permanent placement	13.2	13.9	(4.9)%
	629.1	606.1	3.8%
Oxford:
Assignment	128.1	129.4	(1.0)%
Permanent placement	20.6	20.2	1.8%
	148.7	149.6	(0.6)%

ECS	212.7	168.0	26.6%

Consolidated:
Assignment	744.0	721.6	3.1%
Permanent placement	33.8	34.1	(0.9)%
ECS	212.7	168.0	26.6%
	$990.5	$923.7	7.2%
Percentage of total revenues:
Apex	63.5%	65.6%
Oxford	15.0%	16.2%
ECS	21.5%	18.2%
	100.0%	100.0%

Assignment	75.1%	78.1%
Permanent placement	3.4%	3.7%
ECS	21.5%	18.2%
	100.0%	100.0%

Domestic	95.4%	95.4%
Foreign	4.6%	4.6%
	100.0%	100.0%
Gross profit:
Apex	$184.5	$175.4
Oxford	59.3	58.9
ECS	37.1	29.6
Consolidated	$280.9	$263.9
Gross margin:
Apex	29.3%	28.9%
Oxford	39.9%	39.4%
ECS	17.4%	17.6%
Consolidated	28.4%	28.6%

SELECTED CASH FLOW INFORMATION (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(In millions)

	Three Months Ended
	2020	2019
Cash provided by operating activities	$64.1	$44.0
Capital expenditures	(15.3)	(7.5)
Free cash flow (non-GAAP measure)	$48.8	$36.5

Cash used in investing activities	$(101.0)	$(57.0)
Cash provided by financing activities	$6.1	$7.4

SELECTED CONSOLIDATED BALANCE SHEET DATA (Unaudited)
AS OF MARCH 31, 2020 AND DECEMBER 31, 2019
(In millions)

	2020	2019
Cash and cash equivalents	$64.0	$95.2
Accounts receivable, net	683.0	648.7
Total current assets	789.7	791.5
Goodwill and intangible assets, net	2,034.1	1,963.4
Total assets	3,017.5	2,941.4
Total current liabilities	361.2	340.9
Working capital	428.5	450.6
Long-term debt	1,065.5	1,032.3
Other long-term liabilities	191.3	192.0
Stockholders’ equity	1,399.5	1,376.2

RECONCILIATION OF NET INCOME TO
ADJUSTED EBITDA (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(In millions)

	Three Months Ended
	2020	2019
Net income	$43.8	$34.9
Interest expense	11.4	14.5
Provision for income taxes	15.7	13.3
Depreciation	9.3	9.7
Amortization of intangible assets	12.1	13.8
EBITDA (non-GAAP measure)	92.3	86.2
Stock-based compensation	8.7	9.5
Acquisition, integration and strategic planning expenses	2.5	1.4
Adjusted EBITDA (non-GAAP measure)	$103.5	$97.1

RECONCILIATION OF NET INCOME TO
ADJUSTED NET INCOME (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(In millions, except per share amounts)

	Three Months Ended
	2020	2019
Net income	$43.8	$34.9
Acquisition, integration and strategic planning expenses	2.5	1.4
Tax effect on adjustments	(0.7)	(0.4)
Non-GAAP net income	45.6	35.9
Amortization of intangible assets	12.1	13.8
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	—	(0.3)
Adjusted Net Income (non-GAAP measure)(1)	$57.7	$49.4

Per diluted share:
Net income	$0.82	$0.66
Adjustments	0.26	0.27
Adjusted Net Income (non-GAAP measure)(1)	$1.08	$0.93

Weighted average common and common equivalent shares outstanding (diluted)	53.3	53.2

(1) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings currently total $7.3 million per quarter (approximately $0.14 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

ECS SEGMENT SUPPLEMENTAL INFORMATION (Unaudited)

MIX OF REVENUES BY CONTRACT TYPE(1)

	Q1 2020	Q1 2019	Q4 2019
Firm-fixed-price	26.8%	25.8%	25.8%
Time and materials	34.0%	36.5%	28.8%
Cost reimbursable	39.2%	37.7%	45.4%

MIX OF REVENUES BY CUSTOMER

	Q1 2020	Q1 2019	Q4 2019
Department of Defense and Intelligence Agencies	54.0%	57.2%	59.0%
Federal Civilian	39.8%	35.8%	34.3%
Commercial and Other	6.2%	7.0%	6.7%

CONTRACT BACKLOG(2)
(In millions)

	March 31, 2020	March 31, 2019	December 31, 2019
Funded Contract Backlog(3)	$490.6	$458.6	$488.4
Negotiated Unfunded Contract Backlog(4)	2,186.7	1,317.9	2,082.7
Contract Backlog	$2,677.3	$1,776.5	$2,571.1

BOOK-TO-BILL RATIO(5)

	Twelve Months Ended March 31, 2020	Q1 2020	Q1 2019
Book-to-bill ratio	2.0 to 1	1.4 to 1	1.5 to 1

(1)
Firm-fixed-price ("FFP") contracts provide for a fixed price for specified products, systems and/or services. Time and materials ("T&M") contracts provide for payments based on fixed hourly rates for each direct labor hour expended and reimbursements for allowable material costs and out-of-pocket expenses. Cost reimbursable contracts provide for reimbursement of direct contract costs and allowable and allocable indirect costs, plus the negotiated profit margin or fee.

(2)
Contract backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed. Contract backlog excludes awards which have been protested by competitors until the protest is resolved in our favor. Contract backlog is segregated into two categories, funded contract backlog and negotiated unfunded contract backlog.

(3)
Funded contract backlog for contracts with U.S. government agencies primarily represents contracts for which funding has been formally awarded less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally awarded or authorized by the U.S. government even though the contract may call for performance over a number of years. Funded contract backlog for contracts with non-government agencies represents the estimated value of contracts, which may cover multiple future years, less revenues previously recognized on these contracts.

(4)
Negotiated unfunded contract backlog represents the estimated future revenues to be earned from negotiated contract awards for which funding has not been awarded or authorized, and unexercised priced contract options. Negotiated unfunded contract backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

(5)	The book-to-bill ratio was calculated as the sum of the change in total contract backlog during the period plus revenues for the period, divided by revenues for the period.